Exhibit 10.3

Loan Contract

Lender: Jiang Zhentao

Borrower: Beijing AnGaoMeng Technology Service Co. Ltd.

Borrower is a software development company (“the Company”). Due to its earlier R&D investment generated less income, Borrower determined to borrow money from Lender to support the development of the economic business. After friendly consultations, now the parties hereby agree as follows:

1.	Purpose of Loan

The borrowed money under this Contract shall be used for business activities of the Company.

2.	Amount of Loan

The amount of loan authorized for 2016 shall not exceed RMB15,000,000.

3.	Loan Interest

This loan is interest-free and will not change with the national interest rate.

4.	Life of Loan

4.1 The life of loan is 2 years from January 1, 2016 to December 31, 2017. On the basis of the actual business requirements of the Company, Lender will transfer the loan amount to the bank account designated by Borrower based on demand prior to December 31, 2016.

4.2 Repayment Time and Amount: The repayment time is July 2, 2018, and the two parties will sign a supplementary agreement with respect to the detailed repayment mode.

4.3 If Borrower fails to either serve its debt within the agreed time or sign a supplementary agreement, should Borrower pay 10% penalty for the due amount which exceeded 30 days.

5.	Source of Repayment Fund

The repayment fund is from Book Amount of the Company.

6.	Right and Obligation of Both Parties

6.1 Obligation of Borrower

6.1.1 Borrower shall use the loan in accordance with Purpose of Loan provided herein and may not divert the fund for any other purposes or use it for any illegal activities.

6.1.2  Borrower shall repay the principal in accordance with the time limit of this Contract.

6.2 Obligation of Lender

Lender shall deliver the fund to Borrower in full amount on time.

7.	Breach of Contract

7.1 If either party fails to perform or fully perform the provisions of this Contract after signing this Contract will constitute a breach of contract. The breaching party shall be responsible for the compensation of all economic losses arising out of or relating to violation of this Contract.

7.2 If either party defaults, the non-breaching party shall have the right to demand the breaching party continue to perform this Contract.

8.	Modification or Dissolution of Contract

8.1 If Borrower needs to extend the term of borrowing, it shall file an application with Lender and obtain the consent of Lender 30 days prior to the expiration date of the loan.

8.2 In case Lender unilaterally terminates the agreement and withdraws the principal in advance, Lender is required to notice Borrower 90 days in advance. Borrower is entitled to return the principal without interest.

8.3 In case this Contract cannot be fulfilled due to force majeure, the Company shall conduct the liquidation. Borrower may file an application with Lender to change or terminate this Contract to exempt from liability for breach of contract.

8.4 Any change of this Contract is subject to negotiation of both parties and a written change agreement shall be concluded.

9.	Settlement of Disputes

In the event of any dispute arising out of or relating to this Contract, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. In the event such dispute is not resolved through consultations, then any party may file a lawsuit in the People's Court where the company registered.

10.	Miscellaneous Provisions

Any issue that not covered in this Contract could be settled in the additional agreement after parties negotiation; the additional agreement has same legal effect as this Contract.

This Contract is in duplicate, each party hold on copy, and each copy has the same legal effect.

Borrower (Common Seal)	Lender (Signature or Seal)

ID Number:

Date: July 3, 2016